Exhibit 99.0

From:	Mattel International Holdings B.V.
4th Floor
34 Boon Leat Terrace
Singapore 119866

Mattel France
27-33 rue d’Antony
Silic 145
94523 Rungis Cedex
France

Mattel GmbH
An der Trift 75
63303 Dreieich
Germany

To:	Société Générale Bank Nederland N.V.
Amstelplein 1
1096 HA Amsterdam
The Netherlands

Attention: Niek Volkers

9 February 2007

Dear Sir,

We refer to the Master Agreement for the Transfer of Receivables dated 30 November 2001 between Société Générale Bank Nederland N.V. as the Bank, Mattel International Holdings B.V. as the Depositor and Mattel France and Mattel GmbH as the Sellers, as subsequently amended from time to time (the Master Agreement).

Unless otherwise defined herein, terms defined in the Master Agreement shall have the same meaning when used in this letter.

We would like to terminate the Master Agreement and the securitisation transaction contemplated under the Master Agreement.

To that end, each Seller hereby agrees to purchase from you all the Transferred Receivables it has originated and which are outstanding on the date hereof for an amount equal to the face value of all the Transferred Receivables which are currently outstanding (the Retransfer Amount).

We therefore hereby request you to:

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execute a French law governed retransfer document substantially in the form of the document attached as Schedule 1 to this letter (the French Retransfer Document) and a German law governed retransfer document substantially in the form of the document attached as Schedule 2 to this letter (the German Retransfer Document); and

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to repay the Additional Deposit in an amount of 17,897,773.35 euros and the Subordinated Deposit in an amount of 35,412,906.59 euros to the Depositor on the date upon which the Retransfer Amount is paid by each Seller to the Bank.

Upon (a) the signature and delivery to us of the executed French Retransfer Document and German Retransfer Document, (b) the receipt by the Depositor of the repayment amounts set out above of the Additional Deposit and Subordinated Deposit and (c) the receipt by you of the Retransfer Amount, the Agreement Expiry Date shall be deemed to have occurred and consequently the Master Agreement shall be terminated save as for any provision of the Master Agreement, such as provisions of article 28 (c) of the Master Agreement, which is expressly provided to survive the occurrence of the Agreement Expiry Date.

Upon termination of the Master Agreement, the Master Additional Deposit Agreement and the Master Subordinated Deposit Agreement shall also be terminated.

Each of Mattel International Holdings B.V., Mattel France and Mattel GmbH hereby represents and warrants to Société Générale Bank Nederland N.V. that it has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of this letter.

Mattel GmbH hereby further represents and warrants to Société Générale Bank Nederland N.V. that no bylaws (“Geschäftsordnung der Gesellschafterversammlung”) as mentioned in Clause 5.4 of its articles of association have been entered into.

This letter is made in 4 original copies and shall be governed by Dutch law. The provisions of Clause 34 (Jurisdiction and Waiver of Immunity) of the Master Agreement shall apply mutatis mutandis to this letter.

Yours sincerely,

/s/ Richard Kei
Mattel International Holdings B.V.
By:	Richard Kei, Director

/s/ Bruno Bouldoire
Mattel France
By:	Bruno Bouldoire
Director Finance & Administration

/s/ Frank A. Mueller /s/ Andreas Schaefer
Mattel GmbH
By:
ppa.	Frank A. Mueller, Director Finance & Administration
ppa.	Andreas Schaefer, Director Sales CNEUR

We acknowledge and agree to the above.

/s/ Niek Volkers /s/ Monique De Wit
Société Générale Bank Nederland N.V.
By:	Niek Volkers, Managing Director
Monique De Wit, Managing Director

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